Exhibit 10.7.5

CATHAY GENERAL BANCORP

2005 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated <GRANT DATE> between Cathay General Bancorp, a Delaware corporation (“Company”), and <EMPLOYEE NAME> (the “Employee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the 2005 Incentive Plan (the “Plan”); and

WHEREAS, the Executive Compensation Committee or Equity Incentive Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that the Employee shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“Restricted Stock Units”), with each Restricted Stock Unit representing one share of the Company’s common stock (the “Stock”), subject to the restrictions stated below and in accordance with the terms and conditions of the Plan. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.

THEREFORE, the parties agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee Restricted Stock Units covering <SHARES> shares of Stock (the “Shares”).

2. Vesting Schedule. Subject to Employee’s not experiencing a Termination of Employment during the following vesting term, the interest of the Employee in the Restricted Stock Units shall vest as follows: <INSERT VESTING PROVISION HERE>. Therefore, provided the Employee has not experienced a Termination of Employment prior to the close of business on the <INSERT FULL VESTING DATE HERE>, the interest of the Employee in the Restricted Stock Units shall become fully vested on that date. If any vesting date is not a day on which the NASDAQ stock market is open for trading, then the vesting date shall be the preceding business day.

3. Benefit Upon Vesting. Upon the vesting of the Restricted Stock Units, the Employee shall be entitled to receive, as soon as administratively practicable, the Shares equal to the number of Restricted Stock Units that have vested.

4. Restrictions.

(a) Except as otherwise provided for in this Agreement, the Restricted Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred until the Restricted Stock Units become vested in accordance with Section 2 and the Shares are issued under Section 3. The period of time between the date hereof and the date the Restricted Stock Units become fully vested is referred to herein as the “Restriction Period.”

(b) Except as otherwise provided for in this Agreement, if the Employee’s employment with the Company is terminated at any time for any reason (including as a result of the Employee’s death or disability (including a Total and Permanent Disability) prior to the lapse of the Restriction Period, or the Employee otherwise experiences a Termination of Employment during the Restriction Period, all Restricted Stock Units granted hereunder that have not vested by such termination date and that are held by the Employee as of such date shall, with no further action by the Company required, be forfeited by, and no further rights shall accrue to, the Employee.

5. No Stockholder Rights. Restricted Stock Units represent hypothetical shares of Stock. During the Restriction Period, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders. In particular, Employee shall not be entitled to receive any dividends.

6. Taxes.

(a) The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock Units hereunder. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Restricted Stock Units, or subsequent sale of Stock acquired pursuant to such Restricted Stock Units, the Employee shall surrender a sufficient number of whole shares of such Stock or make a cash payment as necessary to cover all applicable required withholding taxes and required social insurance contributions at the time the restrictions on the Restricted Stock Units lapse, unless alternative procedures for such payment are established by the Company. The Employee will receive a cash refund for any fraction of a surrendered share not necessary for required withholding taxes and required social insurance contributions. In its discretion, the Company may withhold from the shares otherwise issuable on the vesting date, a number of shares of Stock (rounded down to the nearest whole share) sufficient to cover the applicable required withholding taxes The shares will be valued for this purpose at the closing price on the vesting date. To the extent that any surrender of Stock or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social insurance contributions from the Employee’s compensation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b) Regardless of any action the Company or the Employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Employee’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Restricted Stock Units, including the vesting of Restricted Stock Units, subsequent payment of Stock and/or cash related to such Restricted Stock Units or the subsequent sale of any Stock acquired pursuant to such Restricted Stock Units; and (ii) do not commit to structure the terms or any aspect of this grant of Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. Prior to the vesting of the Restricted Stock Units, the Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of Restricted Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

7. Data Privacy Consent. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan

(“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting Cathay Bank Director of Human Resources. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Stock acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Cathay Bank Director of Human Resources in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he or she may contact the Cathay Bank Director of Human Resources.

8. Plan Information. The Employee acknowledges that the Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at: http://www.cathaybank.com, then selecting “About Us” and “Investor Information.” The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Cathay Bank Director of Human Resources.

9. Acknowledgment and Waiver. By accepting this grant of Restricted Stock Units, the Employee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock or Restricted Stock Units, or benefits in lieu of Stock or Restricted Stock Units, even if Stock or Restricted Stock Units have been granted repeatedly in the past;

(c) the Employee’s participation in the Plan shall not create a right to further employment with Employer, shall not create an employment agreement between the Employee and his or her Employer and shall not interfere with the ability of Employer to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(d) restricted stock unit, restricted stock unit grants and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of the Employee’s employment contract, if any; and restricted stock units, restricted stock unit grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(e) in consideration of this grant of Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Restricted Stock Units or diminution in value of this grant of Restricted Stock Units resulting from Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(f) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary Termination of Employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Agreement, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary Termination of Employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Agreement after Termination of Employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law.

10. Miscellaneous.

(a) The Company shall not be required to treat as the owner of Restricted Stock Units, and associated benefits hereunder, any transferee to whom such Restricted Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at Employee’s address then on file with the Company.

(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Certain other important terms governing this contract are contained in the Plan.

(e) If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f) If the Employee is employed overseas and is not a resident of the United States, the Employee is advised to consider the following: This offer of Restricted Stock Units and the shares covered by Restricted Stock Units is not a public offer of securities and is available only to employees of the Company or any Affiliate participating in the Plan. The contents of this Agreement and the Plan have not been reviewed by any regulatory authority outside of the United States. Employee is advised to exercise caution in regard to this offer. If Employee is in any doubt as to the contents of this Agreement and the Plan, Employee should obtain independent professional advice.

(g) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

CATHAY GENERAL BANCORP

Accepted by Employee:	By
[Officer Name] [Title]

RETAIN A COPY OF THIS AGREEMENT FOR YOUR RECORDS

SV 2131148 v2